Brian R. Reiss

Attorney  at   Law

9121 Atlanta Ave., # 638      Huntington Beach   CA  92646

800-624-6850               Fax   714-378-9093

April 5, 2010

R & A productions, Inc.

146A Redwood avenue

Carlsbad, CA 92008

Attn: Hector Medina, CEO

Re:

R & A productions, Inc. - Registration Statement on Form S-1

Gentlemen:

I have been retained by R & A Productions, Inc., a Nevada Corporation (the “Company”), in connection with the Registration Statement ( the “Registration Statement”) on Form S-1, filed by the Company with the U.S. Securities and Exchange commission relating to the offering of securities of the Company.

The Registration Statement relates to the registration of the offering of an aggregate of 2,932,764 shares of common stock of the Company  under the Securities Act of 1933, as amended (the "Securities Act'), for resale by those certain selling shareholders as named in the Registration Statement (collectively, the "Selling Shareholders").

In connection with this request I have examined the following:

1. Certificate of Incorporation of the Company;

2. Bylaws of the Company;

3. The registration Statement; and

4. Unanimous consent resolutions of the Company’s Board of Directors

Based upon the foregoing, I am of the opinion that the shares of Common Stock held by the Selling Shareholders are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Interests of Named Experts and Counsel".

Yours truly,

Brian R. Reiss

Attorney at Law

ABR:ms